EXHIBIT 99.1

     MoneyGram International Announces First Quarter 2007 Results

                Money Transfer Volume Grows 30 percent

    MINNEAPOLIS--(BUSINESS WIRE)--April 18, 2007--MoneyGram
International, Inc. (NYSE:MGI):

($ in millions) except per share data      Q1         Q1        %
                                          2007      2006      Change
Revenue                                    $310.1    $263.7      17.6%
Commissions Expense                         152.3     126.3      20.6%
Net Revenue                                 157.8     137.4      14.8%
Expenses                                    113.7      91.7      24.0%
Net Income                                  $29.8     $30.9     (3.5%)
Earnings per diluted share                  $0.35     $0.36     (2.8%)

Operating Margin                             14.2%     17.3%

    MoneyGram International, Inc. (NYSE:MGI), today announced first quarter 2007 net income of $29.8 million, or $0.35 per diluted share, compared to $30.9 million, or $0.36 per diluted share in the first quarter of 2006. The company's first quarter 2006 results include $3.8 million of pretax cash flow recoveries (or $2.4 million after tax) on previously impaired investments and income from limited partnership interests, which amounted to $0.03 per diluted share and a 1.2 percentage point impact on the operating margin.

    First quarter 2007 results reflect:

    -- Global Funds Transfer segment revenue growth of 24 percent compared to the first quarter of 2006. The growth was driven by money transfer transaction volume growth of 30 percent and money transfer revenue growth of 31 percent.

    --  Net investment margin of 2.21 percent, as shown in Table One.

    -- Fee and other revenue of $213 million, up 26 percent from the first quarter of 2006, driven primarily by growth in money transfer transaction volume.

    -- Expenses increase of 24 percent, driven by increased headcount, higher advertising and marketing investments, infrastructure costs supporting the growth in money transfer, and the incremental expenses attributable to the acquisition of our super agent in Italy, Money Express S.r.l., which we acquired in the second quarter of 2006.

    Philip Milne, president and chief executive officer said, "We successfully continued our sales momentum into the first quarter of 2007 and I'd like to thank the entire MoneyGram team for their outstanding effort. We are very pleased with the performance of our money transfer business, which experienced transaction growth rates of 30 percent compared to a very strong first quarter last year. We also continued to invest in our brand and infrastructure in addition to expanding our retail presence in France and Germany."

    Segment Highlights

    MoneyGram operates in two reportable business segments, Global Funds Transfer and Payment Systems.

    Global Funds Transfer

    ($ in millions)

                                     Q1           Q1           %
                                    2007        2006        Change
                                --------------------------------------
Revenue                               $226.6      $183.0         23.9%
Commissions Expense                     95.0        72.1         31.7%
Net Revenue                            131.6       110.8         18.7%
Operating Income                       $37.6       $39.9        (5.9%)
Operating Margin                        16.6%       21.8%

    For the Global Funds Transfer segment, which consists of money transfer (including urgent bill payment) and retail money orders, revenue increased 24 percent to $226.6 million. Revenue improved as a result of growth in money transfer transaction volume. Operating income decreased 6 percent to $37.6 million in the first quarter of 2007 compared to the first quarter 2006. The decrease is due to increased money transfer commissions, compensation and benefits expense, advertising and marketing expense to support the brand, as well as other transaction and infrastructure costs related to the growth of the business and the global network, including the build out of the company's retail operations in Europe. The increased expenses caused a 520 basis points decrease in the operating margin from the first quarter of 2006.

    Money transfer transaction volume grew 30 percent and money transfer revenue (see Table Four) grew 31 percent to $190.1 million compared to the first quarter of 2006. The money transfer agent network grew 24 percent to 114,000 agent locations from the first quarter of 2006, with the addition of 4,000 locations in the first quarter of 2007. Money order transaction volume was down 4 percent, following a trend of declining use of paper-based payment instruments.

    Payment Systems

    ($ in millions)

                                     Q1           Q1           %
                                    2007         2006        Change
----------------------------------------------------------------------
Revenue                                $83.2        $80.7         3.1%
Commissions Expense                     57.2         54.1         5.7%
Net Revenue                             26.0         26.6       (2.2%)
Operating Income                        $9.6        $10.3       (7.3%)
Operating Margin                        11.5%        12.8%

    The Payment Systems segment includes PrimeLink/Official Check outsourcing services, financial money orders and controlled disbursement processing services. Payment Systems revenue increased 3 percent to $83.2 million in the first quarter of 2007 from $80.7 million in the first quarter of 2006 due to higher investment yields partially offset by slightly lower balances. Operating income for the segment was $9.6 million in the first quarter of 2007, compared to $10.3 million in the first quarter of 2006, which benefited from $2.9 million pretax of income from limited partnership interests and cash flows from previously impaired securities. Operating margin for the first quarter of 2007 was 11.5 percent compared to 12.8 percent in the first quarter of 2006. Income from limited partnership interests and cash flows from previously impaired securities added 320 basis points to the operating margin in the first quarter of 2006.

    Share Repurchase

    During the first quarter of 2007, MoneyGram International bought back 500,000 shares at an average price of $29.47 per share. The company has 1.3 million shares remaining under its current share buyback authorization.

    2007 Outlook

    The company expects the following financial results in the full year 2007:

    -- Net revenue (total revenue less total commissions) is expected to be in the range of $665 million to $690 million.

    -- Net investment margin is expected to be in the range of 180 to 195 basis points up from previous guidance of 175 to 190 basis points. Average portfolio balances are expected to be in the range of $6.0 - $6.3 billion for the year.

    -- Income from continuing operations before taxes is expected to be in the range of $183 million to $195 million up from previous guidance of $180 million to $192 million.

    -- Additional tax expense of $0.02 per share, due to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

    -- Earnings per diluted share is expected to be in the range of $1.47 to $1.55 unchanged from previous guidance.

    This guidance is dependent on a variety of factors, including those listed below under Cautionary Information Regarding
Forward-Looking Statements. From time to time, events may occur which can result in unanticipated income or losses. The outlook does not reflect such events.

    Description of Tables

    Table One - Net Investment Revenue Analysis

    Table Two - Consolidated Statements of Income

    Table Three - Segment Information

    Table Four - Money Transfer Revenue

    Table Five - Unrestricted Assets

    Conference Call and Webcast

    MoneyGram International will have a conference call today at 5:00 p.m. EDT, 4:00 p.m. CDT to discuss the first quarter of 2007. Phil Milne, chief executive officer, and Dave Parrin, chief financial officer, will speak on the call. The conference call can be accessed by calling 800-299-0433 in the U.S. The participant passcode is 37860563. The conference call will also be webcast through the company's website at www.moneygram.com. A replay of the conference call and webcast will be available one hour after the call concludes through 5:00 p.m. EDT on May 2, 2007. The replay of the call is available at 888-286-8010 for U.S. callers or 617-801-6888 for international callers, passcode 91907574. The Internet audio cast replay will be available at www.moneygram.com.

    About MoneyGram International, Inc.

    MoneyGram International, Inc. is a leading global payment services company and S&P MidCap 400 company. The company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with $1.16 billion in revenue in 2006 and approximately 114,000 global money transfer locations in 170 countries and territories. For more information, visit the company's website at www.moneygram.com.

    Cautionary Information Regarding Forward-Looking Statements

    The statements contained in this press release regarding the business of MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) loss of key retail agents or inability to maintain our network in our Global Funds Transfer segment; (b) loss of large financial institution customers in our Payment Systems segment; (c) ability to successfully develop and timely introduce new and enhanced products and services; (d) ability to protect the intellectual property rights related to our existing and any new or enhanced products and services; (e) failure to continue to compete effectively; (f) ability of us or our agents to comply with U.S and International regulatory requirements; (g) conducting money transfer transactions through agents in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (h) ability to manage security risks related to our electronic processing and transmission of confidential customer information; (i) ability to process and settle transactions accurately and on the efficient and uninterrupted operation of our computer network systems and data centers; (j) ability to manage credit and fraud risks from our retail agents; (k) ability to manage reputational damage to our brand due to fraudulent use of our services; (l) litigation or investigations of us or our agents that could result in material settlements, fines or penalties; (m) ability to manage credit risk related to our investment portfolio and our use of derivatives;
(n) fluctuations in interest rates; (o) material changes in the market value of securities we hold; (p) ability to manage risks related to opening of new retail locations and acquisition of businesses; (q) material slow down or complete disruption in international migration patterns; (r) unexpected liquidity needs; (s) ability for us or our agents to maintain adequate banking relationships (t) ability to manage risks associated with our international sales and operations;
(u) ability to maintain effective internal controls; and (v) possible delay or prevention of an acquisition of our company which could inhibit a stockholder's ability to receive a premium on their investment from a possible sale of our company due to provisions contained in our charter documents, our rights plan and Delaware law; and (w) other factors more fully discussed in MoneyGram's filings with the Securities and Exchange Commission. Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

                              TABLE ONE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                   NET INVESTMENT REVENUE ANALYSIS
                             (Unaudited)

                                        Three months ended
                                             March 31        2007 vs
                                         2007       2006      2006
                                      --------------------------------
                                           (Dollars in thousands)
Components of net investment revenue:
   Investment revenue                    $96,054    $94,960    $1,094
   Investment commissions expense (1)    (62,248)   (58,789)   (3,459)
                                      --------------------------------
Net investment revenue                   $33,806    $36,171   $(2,365)
                                      ================================

Average balances:
   Cash equivalents and investments   $6,193,230 $6,343,281 ($150,051)
   Payment service obligations (2)     4,662,777  4,792,925  (130,148)

Average yields earned and rates paid
 (3):
   Investment yield                         6.29%      6.07%     0.22%
   Investment commission rate               5.41%      4.97%     0.44%
Net investment margin                       2.21%      2.31%    -0.10%

(1) Investment commissions expense reported includes payments made to financial institution customers based on short-term interest rate indices on outstanding balances of official checks sold by that financial institution, as well as costs associated with swaps and the sale of receivables program.

(2) Commissions are paid to financial institution customers based upon average outstanding balances generated by the sale of official checks only. The average balance in the table reflects only the payment service obligations for which commissions are paid and does not include the average balance of the sold receivables ($370.1 million and $393.0 million for the first quarter of 2007 and 2006) as these are not recorded in the Consolidated Balance Sheets.

(3) Average yields/rates are calculated by dividing the applicable amount shown in the "Components of net investment revenue" section by the applicable amount shown in the "Average balances" section divided by the number of days in the period presented and mulitplied by the number of days in the year. The "Net investment margin" is calculated by dividing "Net investment revenue" by the "Cash Equivalents and Investments" average balance divided by the number of days in the period presented and multiplied by the number of days in the year.

                              TABLE TWO
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)


                                            Three Months Ended
                                                 March 31
                                          2007             2006
                                    ----------------- ----------------
                                    (Dollars and shares in thousands,
                                          except per share data)

REVENUE:
   Fee and other revenue                    $213,133         $169,132
   Investment revenue                         96,054           94,960
   Net securities gains (losses)                 864             (420)
                                    ----------------- ----------------
           Total revenue                     310,051          263,672

   Fee commissions expense                    90,012           67,484
   Investment commissions expense             62,248           58,789
                                    ----------------- ----------------
           Total commissions expense         152,260          126,273

                                    ----------------- ----------------
            Net revenue                      157,791          137,399

EXPENSES:
   Compensation and benefits                  50,031           40,627
   Transaction and operations
    support                                   39,614           32,087
   Depreciation and amortization              11,680            8,432
   Occupancy, equipment and supplies          10,417            8,618
   Interest expense                            1,958            1,947
                                    ----------------- ----------------
        Total expenses                       113,700           91,711

                                    ----------------- ----------------
Income before income taxes                    44,091           45,688

Income tax expense                            14,252           14,753

                                    ----------------- ----------------
NET INCOME                                   $29,839          $30,935
                                    ================= ================


Basic earnings per share
                                    ----------------- ----------------
Earnings per common share                      $0.36            $0.37
                                    ================= ================
Average outstanding common shares             83,469           84,369
                                    ================= ================

Diluted earnings per share
                                    ----------------- ----------------
Earnings per common share                      $0.35            $0.36
                                    ================= ================
Average outstanding and potentially
 dilutive common shares                       84,792           85,958
                                    ================= ================

                             TABLE THREE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                                             2007
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
 Global Funds Transfer   $226,636
 Payment Systems           83,197

Operating income:
 Global Funds Transfer     37,551
 Payment Systems            9,566

Operating Margin:
 Global Funds Transfer       16.6%
 Payment Systems             11.5%


                                             2006
                         ---------------------------------------------
                           First   Second    Third   Fourth    Full
                          Quarter  Quarter  Quarter  Quarter   Year
                         ---------------------------------------------
                                    (Dollars in thousands)
Revenue:
 Global Funds Transfer   $182,987 $202,038 $213,451 $223,270 $821,746
 Payment Systems           80,685   90,875   82,468   83,069  337,097

Operating income:
 Global Funds Transfer     39,907   40,801   38,566   33,305  152,579
 Payment Systems           10,323   16,207    7,539    7,550   41,619

Operating Margin:
 Global Funds Transfer       21.8%    20.2%    18.1%    14.9%    18.6%
 Payment Systems             12.8%    17.8%     9.1%     9.1%    12.3%

                              TABLE FOUR
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                        MONEY TRANSFER REVENUE
                             (Unaudited)


            Money Transfer Revenue (including Urgent Bill Payment)
        --------------------------------------------------------------
                                Quarter Ended
          March 31      June 30    September 30 December 31 Total Year
        --------------------------------------------------------------
                            (Dollars in thousands)

   2004       86,198       95,174       102,764     111,234   395,370
   2005      111,296      124,545       132,802     139,083   507,726
   2006      144,987      161,917       176,220     186,728   669,852
   2007      190,104

                              TABLE FIVE
            MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
                         UNRESTRICTED ASSETS
                             (Unaudited)


                                              March 31    December 31
                                                2007         2006
                                            ------------- ------------
                                              (Dollars in thousands)

Payment service assets                        $8,471,563   $8,568,713
Amounts restricted to cover payment service
 obligations                                  (8,129,757)  (8,209,789)
                                            ------------- ------------
Unrestricted assets (1)                         $341,806     $358,924
                                            ============= ============


(1) We have unrestricted cash and cash equivalents, receivables and investments to the extent those assets exceed all payment service obligations. These amounts are generally available; however, management considers these amounts as providing additional assurance that regulatory requirements are maintained during the normal fluctuations in the value of investments.


    CONTACT: MoneyGram International, Inc.
             Tim Gallaher, 952-591-3840
             (Investor Relations)
             ir@moneygram.com